www.TractorSupply.com

TRACTOR SUPPLY COMPANY AND ORSCHELN FARM AND HOME RECEIVE SECOND REQUEST FROM FTC UNDER HSR ACT

Brentwood, TN, April 9, 2021 - Tractor Supply Company (NASDAQ: TSCO), the largest rural lifestyle retailer in the United States, today announced that it and Orscheln Farm and Home have each received a request for additional information and documentary materials ("Second Request") from the Federal Trade Commission (“FTC”) in connection with Tractor Supply’s pending acquisition of Orscheln Farm and Home.

The Second Request was issued under notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the HSR Act). The effect of the Second Request is to extend the applicable waiting period relating to the pending acquisition until 30 days after Tractor Supply and Orscheln Farm and Home have complied with the Second Request, unless the waiting period is terminated earlier by the FTC or voluntarily extended by Tractor Supply and Orscheln Farm and Home. Tractor Supply and Orscheln Farm and Home continue to cooperate fully with the FTC in its review of the pending acquisition.

About Tractor Supply Company
Tractor Supply Company (NASDAQ: TSCO), the largest rural lifestyle retailer in the United States, has been passionate about serving its unique niche, as a one-stop shop for recreational farmers, ranchers and all those who enjoy living the rural lifestyle, for more than 80 years.  Tractor Supply offers an extensive mix of products necessary to care for home, land, pets and animals with a focus on product localization, exclusive brands and legendary customer service that addresses the needs of the Out Here lifestyle.  With more than 42,000 Team Members, the Company leverages its physical store assets with digital capabilities to offer customers the convenience of purchasing products they need anytime, anywhere and any way they choose at the everyday low prices they deserve.  At December 26, 2020, the Company operated 1,923 Tractor Supply stores in 49 states and an e-commerce website at www.TractorSupply.com.

Tractor Supply Company also owns and operates Petsense, a small-box pet specialty supply retailer focused on meeting the needs of pet owners, primarily in small and mid-size communities, and offering a variety of pet products and services.  At December 26, 2020, the Company operated 182 Petsense stores in 25 states.  For more information on Petsense, visit www.Petsense.com.